UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 3, 2007

NALCO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-115560	36-1520480
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL    60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).	Departure of Executive or Director

Nalco Holding Company, Nalco Finance Holdings Inc., Nalco Finance Holdings LLC, Nalco Holdings LLC and Nalco Company have announced that the terms of three members of their Boards of Directors, Chinh E. Chu, Joshua J. Harris and Sanjeev K. Mehra have expired. These members became Directors following the acquisition of the predecessor of Nalco Holding Company by The Blackstone Group L.P., Apollo Management V, L.P. and Goldman Sachs & Co. (known as the Sponsors) in 2003. On February 15, 2007, the Sponsors sold their remaining shares in Nalco Holding Company. The Boards have reduced the size of the Boards of Directors to six members.

Item 5.05(a).	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On May 3, 2007, the Boards of Directors of Nalco Holding Company, Nalco Finance Holdings Inc., Nalco Finance Holdings LLC, Nalco Holdings LLC and Nalco Company, adopted amendments to their Code of Ethical Business Conduct to reflect clarification of the following internal policies:

‘‘Nalco buys and sells products based on quality, services, and price. The giving or receiving of gifts or entertainment must not affect our independent judgment or that of our customers. Giving or receiving cash gifts, directly or indirectly, is not permitted. Non-cash gifts valued at more than $100.00, whether direct or indirect, should not be given or accepted. Business entertainment is appropriate only if it meets the following criteria: (a) it is reasonable in nature and consistent with any country-specific business practices, (b) it is not concealed, (c) it cannot be construed as a bribe or kickback, (d) it is consistent with law, (e) it is associated with bona fide business discussions, activities or purposes and (f) it is not excessive.’’

and

‘‘No employee or member of his/her immediate family shall seek or accept, or offer or provide, directly or indirectly, from or to any individual, partnership, association, corporation or other business entity or representative thereof, doing or seeking to do business with Nalco, loans (except with banks or other financial institutions), services, payments, excessive entertainment, any gift of more than $100 or gifts of money in any amount.’’

Attached is a copy of Nalco Company’s Code of Ethical Business Conduct including such amendments.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

The following exhibit is furnished pursuant to Item 9.01 of Form 8-K:

(99.1)	Nalco Company’s Code of Ethical Business Conduct dated May 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO COMPANY
/s/ Stephen N. Landsman Secretary

Date: May 7, 2007